                                      LOGO
                                          (R)
                                    SERVICE
                                  CORPORATION
                                 INTERNATIONAL

                                PROXY STATEMENT
                         AND 2000 ANNUAL MEETING NOTICE

                       SERVICE CORPORATION INTERNATIONAL
                      1929 ALLEN PARKWAY, P.O. BOX 130548
                           HOUSTON, TEXAS 77219-0548

                             ----------------------

                              PROXY STATEMENT AND
                              2000 ANNUAL MEETING
                                     NOTICE

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 11, 2000

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Service Corporation International will be held in the Chase Auditorium, First Floor, Chase Center, 601 Travis, Houston, Texas, on Thursday, May 11, 2000, at 10:00 a.m., Houston time, for the following purposes:

          (1) To elect five directors as members of the class of directors to serve until the third succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified; and

          (2) To act on such other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

     The transfer books of the Company will not be closed, but only holders of Common Stock of record at the close of business on March 23, 2000 will be entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding stock entitled to vote is required for a quorum.

     The management sincerely desires your presence at the meeting. However, so that we may be sure that your vote will be included, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors,

                                            James M. Shelger, Secretary
Houston, Texas
April 7, 2000

                                PROXY STATEMENT

                       SERVICE CORPORATION INTERNATIONAL
         1929 ALLEN PARKWAY, P.O. BOX 130548 HOUSTON, TEXAS 77219-0548

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Service Corporation International, a Texas corporation ("SCI" or the "Company"), of proxies to be used at the Annual Meeting of Shareholders to be held in the Chase Auditorium, First Floor, Chase Center, 601 Travis, Houston, Texas, on Thursday, May 11, 2000, at 10:00 a.m., Houston time, and at any recess or adjournments thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 7, 2000. A copy of the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1999, including the consolidated financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting.

     At March 23, 2000, the Company had outstanding and entitled to vote 272,064,618 shares of Common Stock, $1.00 par value ("Common Stock"). The holders of Common Stock will be entitled to one vote per share on each matter considered (cumulative voting is not permitted). A majority of the votes entitled to be cast must be represented at the Annual Meeting, in person or by proxy, for a quorum to be present for the transaction of business. Only shareholders of record at the close of business on March 23, 2000 will be entitled to vote at the Annual Meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for (a) the election of directors, and (b) the approval of such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to its voting by a later dated proxy or by written notice of revocation filed with the Secretary of the Company. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person.

     In the election of directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are directors to be elected. Abstentions are counted toward the calculation of a quorum. An abstention has the same effect as a vote against the proposal or, in the case of the election of directors, as shares to which voting power has been withheld. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not count toward a quorum as to that matter.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, each with staggered terms of three years. Five directors whose terms expire at this Annual Meeting have been renominated for three-year terms expiring at the 2003 Annual Meeting of Shareholders. The terms of office of the directors in the other two classes expire at the Annual Meetings of Shareholders to be held in 2001 and 2002.

     The enclosed proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided below.

     Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the Board.

     With respect to the classes of directors whose terms expire at the 2001 and 2002 Annual Meetings, there are presently vacancies occasioned by the resignation or retirement of directors. These vacancies have not been filled by the Board of Directors although they may be filled in the future. Proxies cannot be voted on the election of directors for a greater number of persons than five, which is the number of nominees named herein.

     The following table sets forth, as to each nominee for election and each director whose term will continue, such person's name and age, the committees on which such person serves, the person's current principal occupation and the year in which such person was first elected a director of the Company.

               DIRECTOR                                                                DIRECTOR
                 NAME                               PRINCIPAL OCCUPATION                SINCE     AGE
               --------                             --------------------               --------   ---
DIRECTOR NOMINEES FOR TERMS EXPIRING AT THE 2003 ANNUAL MEETING:

Anthony L. Coelho(1)...................  Independent business consultant                 1991     57

A. J. Foyt, Jr. .......................  President of A. J. Foyt Enterprises, Inc.       1974     65
                                         (designer, manufacturer and exhibitor of
                                         high-speed engines and racing vehicles and
                                         marketer of automotive vehicles)

E. H. Thornton, Jr.(1)(2)(3)...........  Attorney with Thornton & Burnett, Attorneys     1962     90
                                         at Law

R. L. Waltrip(1)(4)(5)(6)..............  Chairman of the Board and Chief Executive       1962     69
                                         Officer of the Company

Edward E. Williams(1)(3)(4)(6).........  Henry Gardiner Symonds Professor and            1991     54
                                         Director of the Entrepreneurship Program at
                                         the Jesse H. Jones Graduate School of
                                         Management at Rice University

DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING:

B. D. Hunter(1)(5)(6)..................  Vice Chairman of the Company, Chairman of       1986     70
                                         the Board and Chief Executive Officer of
                                         Huntco, Inc. (intermediate steel processor)

John W. Mecom, Jr.(2)..................  Chairman of the Board of The John W. Mecom      1983     60
                                         Co. (personal and family investments)

Victor L. Lund.........................  Vice Chairman of the Board of Albertson's,      2000     52
                                         Inc. (supermarket company)

DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING:

Jack Finkelstein(1)(3)(4)..............  Personal and family trust investments           1965     72

James H. Greer(2)......................  Chairman of the Board of Shelton W. Greer       1978     73
                                         Co., Inc. (engineering, manufacturing,
                                         fabrication and installation of building
                                         specialty products)

Clifton H. Morris, Jr.(1)(3)(4)........  Chairman of the Board and Chief Executive       1990     64
                                         Officer of AmeriCredit Corp. (financing of
                                         automotive vehicles)

W. Blair Waltrip(1)(4).................  Independent consultant, family and trust        1986     45
                                         investments

---------------

(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Investment Committee

(5) Member of Directors Stock Committee

(6) Member of 1996 Nonqualified Incentive Plan Stock Option Committee

     Each director has been engaged in his current principal occupation set forth in the table during the last five years except as indicated below. Also set forth below are certain other directorships held by directors.

     Anthony L. Coelho served as a consultant to Telecommunications, Inc. from September 1997 to July 1999. From July 1995 to November 1997 Mr. Coelho served as Chairman and Chief Executive Officer of Coelho Associates, L.L.C. (investment consulting and brokerage firm) and served from October 1995 to September 1997 as Chairman and Chief Executive Officer of ETC w/tci (training and communication firm). Prior thereto, from January 1990 to June 1995, he was President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc. (asset management firm) and from October 1989 to June 1995, Managing Director, Wertheim Schroder & Co., Inc. (investment banking firm). Mr. Coelho is a member of the Board of Directors of Cyberonics, Inc., Cadiz, Inc. and Pinnacle Global Group Inc.

     James H. Greer is a member of the Board of Directors of AmeriCredit Corp. and Pinnacle Global Group Inc.

     B. D. Hunter is a member of the Board of Directors of Cash America International, Inc. and Celebrity, Inc.

     Victor L. Lund has served as Chairman of the Board of Albertsons, Inc. since June 1999. Prior thereto, Mr. Lund served 22 years at American Stores Company in various positions, including Chairman of the Board and Chief Executive Officer. Mr. Lund is a member of the Board of Directors of Borders Group.

     Clifton H. Morris, Jr. is a member of the Board of Directors of Cash America International, Inc.

     W. Blair Waltrip served as an Executive Vice President of the Company for more than five years until January 2000. He is a member of the Board of Directors of Pinnacle Global Group Inc. Mr. W. Blair Waltrip is the son of Mr.
R. L. Waltrip.

     Edward E. Williams is a member of the Board of Directors of Equus II Incorporated.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five meetings during 1999. Standing committees of the Board include the Executive Committee, Audit Committee, Compensation Committee, Investment Committee, Directors Stock Committee and 1996 Nonqualified Incentive Plan Stock Option Committee.

     The Executive Committee has authority to exercise many of the powers of the Board between Board meetings, including selection on its own motion of nominees for election to the Board. The Executive Committee held fifteen meetings during 1999.

     The primary function of the Audit Committee is to review the scope and results of audits by the Company's independent accountants and internal auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of all accounting and financial services. During 1999, the Audit Committee held five meetings.

     The Compensation Committee, which has the general duty to review and approve compensation for officers, including the granting of bonuses and the administration of the Company's stock and stock option plans, held four meetings during 1999.

     The Investment Committee's primary functions are to establish overall guidelines and review the transactions in the investment portfolios of independent trusts which hold funds collected by the Company and required to be held in trust under various state laws. During 1999, the Investment Committee held five meetings.

     The Directors Stock Committee administers the 1995 Stock Plan For Non-Employee Directors. The 1996 Nonqualified Incentive Plan Stock Option Committee administers the 1996 Nonqualified Incentive Plan. These committees did not hold any meetings in 1999.

     During 1999, each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he served.

                               PERFORMANCE GRAPH

     The following graph presents the Company's cumulative shareholder return over the period from December 31, 1994 to December 31, 1999. The Common Stock of the Company is compared to the S&P 500 Index and to a Peer Group Index (formerly the S&P Miscellaneous Index). The graph assumes $100 is invested on December 31, 1994 in the Common Stock of the Company, the S&P 500 Index and a Peer Group Index. Investment is weighted on the basis of market capitalization. Total return data assumes the reinvestment of dividends.

  The data source for the following graph is S&P Compustat Services.

                  COMPARISON OF CUMULATIVE SHAREHOLDER RETURN
                                   1994-1999


                                    [GRAPH]

      ---------------------------------------------------------------------------------------------------------------
                                 1994           1995           1996           1997           1998           1999
      ---------------------------------------------------------------------------------------------------------------
        SCI                     100.00         160.71         206.41         273.34         285.65          53.39
        S&P 500 Index           100.00         137.58         169.17         225.60         290.08         351.12
        Peer Group Index        100.00         119.85         145.33         173.01         202.09         288.68
      ---------------------------------------------------------------------------------------------------------------

Peer Group companies are: Airtouch Communications Inc., American Greetings Corp., Corning Inc., The Dial Corporation, Harcourt General, Inc., Harris Corporation, Jostens Inc., Minnesota Mining & Manufacturing Co., Pioneer Hi-Bred International, TRW Inc., Viad Corp., and Whitman Corporation. These companies are the same companies that previously made up the S&P Miscellaneous Index, with the addition of Viad Corp. The Dial Corporation split into two companies (The Dial Corporation and Viad Corp.) in 1996, so Viad Corp. has been added to the group. Standard & Poor's discontinued its S&P Miscellaneous Index after 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is a committee of outside directors chaired by Mr. E. H. Thornton, Jr. Other members are Mr. James
H. Greer and Mr. John W. Mecom, Jr. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company, including long-term incentive arrangements. The Committee has ultimate responsibility for aligning the Company's total compensation programs with its business strategy and for assuring shareholders that pay delivery programs are effective, responsible and competitive when compared to similarly situated organizations. This Committee report documents the basis on which 1999 compensation determinations were made and further describes the components of officer compensation programs for the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     It is the philosophy of the Company and the Committee that all compensation programs should (1) link pay and performance, and (2) attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives. The Company also focuses strongly on stock-based compensation, since this form of compensation provides the clearest link to enhanced shareholder value. From time to time, the Committee works with compensation consultants to assist with the design, implementation and communication of various compensation plans. These programs include base salaries, annual performance-based incentives and long-term incentives, all as further detailed below.

BASE SALARIES

     Base salaries for the Company's officers in 1999 were reviewed through comparisons with a group of 63 companies of similar size (as measured by revenues and level of earnings) across various industries (the "Comparison Group"). The competitive pay data is not drawn from the entire group of companies which comprise the Peer Group Index (formerly the S&P Miscellaneous Index) reflected in the performance graph in this proxy statement since the Committee believes revenue size and earnings level comparisons are more appropriate criteria for establishing base salary and annual incentive compensation rates. There has been no attempt to tie together the performance graph companies and the Comparison Group although there is some overlap between the groups. The Committee does not consider any financial performance criteria on a formula basis in determining salary increases. Rather, the Committee, using its discretion, considers market base salary rates at the 75th percentile of salaries of the Comparison Group, and considers average annual salary increases for executives in companies of all sizes across the country, earnings per share growth, operating income growth, sales growth, and total shareholder return. The Committee also makes a subjective review of individual performance in making base salary decisions for officers. These criteria are assessed in a non-formula fashion and are not weighted. All of the officers shown in the summary compensation table (the "Named Executives") have or had employment agreements (see "Executive Employment Agreements"). Under these agreements, the Committee has the sole discretion for determining any increase in base salary; however, under the agreements, base salaries may not be decreased. In 1999, the Named Executives received salary increases averaging approximately 8% over the prior year. However, the size of increases ranged from a low of 0% to a high of 17%. The current base salary levels for Named Executives are, overall, consistent with the Company's philosophy of targeting the 75th percentile of salaries of the Comparison Group. With respect to an item of compensation of an executive, the term "75th percentile" means a level of compensation which is greater than the compensation of peer executives at 75% of the companies in a survey or selected group of companies.

ANNUAL INCENTIVE COMPENSATION

     All of the Company's officers have a significant portion of their total compensation at risk through annual incentive opportunities that are linked to key financial and operational objectives for the Company on a consolidated basis. The objective of this policy is to focus the Named Executives on the attainment of objectives that the Committee believes are primary determinants of share price over time. While the Committee has discretion to consider other factors (including operating income growth, sales growth and total shareholder return), the primary basis for determining incentive awards in 1999 was earnings per share targets.

Actual incentive awards are proportionately decreased or increased on the basis of the Company's earnings per share compared to target, subject to maximum award amounts. Target award levels for 1999 were set at approximately the 50th percentile of annual incentive compensation of the Comparison Group. Payments are generally made in cash and are subject to the discretion of the Committee to make downward adjustments.

     In the first quarter of 1999, the Committee established performance goals for 1999. No executive annual incentive awards were paid for 1999 performance since the Company failed to meet its earnings per share performance targets. As a result, actual cash compensation levels for the Named Executives fell below market median levels.

LONG-TERM INCENTIVE COMPENSATION

     In recent years, the Committee has placed significant emphasis on stock-based compensation for officers. Stock options were granted to the Named Executives and other officers in March and May 1999. The total of the stock option awards were established at approximately the 75th percentile of long-term incentive awards of the Comparison Group. These grants were intended to represent a normal single-year option award reflecting the Company's philosophy of focusing strongly on stock-based compensation. These stock options were granted with exercise prices equal to 100% of the fair market value of the Common Stock on the grant date. The options vest at a rate of one-third per year and have an eight year term.

     Prior to 1999, the Company's stock option grants to Named Executives were determined with reference to the 75th percentile of long-term incentive awards made by a survey group of approximately 25 companies (the "Survey Group") which had experienced high earnings per share growth rates similar to the Company's pre-1999 rates. Since the Company did not experience a high earnings per share growth rate in 1999, the Company's 1999 option grants to Named Executives were determined with reference to the Comparison Group instead of the Survey Group. The 1999 grants to Named Executives were less than one-half of award levels at the 75th percentile of the Survey Group.

1999 CHIEF EXECUTIVE OFFICER PAY

     As described above, the Company manages its pay for all executives, including the Chief Executive Officer ("CEO"), considering both a pay-for-performance philosophy and market rates of compensation for each executive position. Commencing in February 1999, the CEO was also President of the Company and discharged the responsibilities of such office during 1999. Specific actions taken by the Committee regarding the CEO's compensation are summarized below.

  Base Salary

     In 1999, Mr. R. L. Waltrip's base salary was increased from $900,000 to $950,000, a 5.6% increase. This base salary is consistent with the Company's philosophy of targeting the 75th percentile of the salaries of the Comparison Group. Mr. Waltrip's base salary increase was determined on the same basis as salary increases for other officers.

  Annual Incentive Compensation

     No annual incentive was earned by the CEO for 1999 performance since the Company failed to meet its earnings per share targets.

  Long-Term Incentive Compensation

     The CEO received a grant of 400,000 stock options in March 1999 and 800,000 stock options in May 1999. These grants in total equal an annual grant slightly above the 75th percentile of the Comparison Group. These awards vest at a rate of one-third per year. These stock options have an eight year term and were granted with an exercise price equal to 100% of fair market value of the Common Stock on the grant date.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

     Subject to certain exceptions, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") prohibits publicly traded companies from receiving a tax deduction on compensation paid to named executive officers in excess of $1,000,000 annually. Although the Committee has not adopted a policy relating to OBRA, the Committee considers the OBRA restrictions when structuring compensation programs. However, the Committee believes that compensation is more important than tax deductibility in focusing management on its goal of increasing shareholder value.

                                            COMPENSATION COMMITTEE:

                                              E.H. Thornton, Jr., Chairman
                                              James H. Greer
                                              John W. Mecom, Jr.

           CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS

CASH COMPENSATION

     The following table sets forth information for the three years ended December 31, 1999 with respect to the Chief Executive Officer, the four other most highly compensated executive officers of the Company and one executive officer who was not serving as such at the end of 1999. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
                                                                                       LONG-TERM COMPENSATION
                                                                               --------------------------------------
                                              ANNUAL COMPENSATION                      AWARDS                PAYOUTS
---------------------------------------------------------------------------------------------------------------------
                                                                               RESTRICTED                   LONG-TERM
         NAME AND                                             OTHER ANNUAL       STOCK        STOCK         INCENTIVE
    PRINCIPAL POSITION       YEAR   SALARY(1)     BONUS      COMPENSATION(2)     AWARD       OPTIONS         PAYOUTS
---------------------------------------------------------------------------------------------------------------------
 R. L. Waltrip               1999   $970,000    $        0     $  302,262       $      0     1,200,000      $      0
 Chairman and                1998    930,000             0        315,000              0       400,000             0
 Chief Executive Officer     1997    879,000     2,333,400        342,588              0     1,565,500             0

 Jerald L. Pullins           1999    445,000             0        120,365              0       300,000             0
 President and               1998    400,000             0        117,400              0       105,000             0
 Chief Operating Officer     1997    362,500       631,000        254,476              0       506,500             0

 James M. Shelger            1999    340,000             0         75,709              0       100,000             0
 Senior Vice President,      1998    322,500             0         41,892              0        55,000             0
 General Counsel and         1997    300,000       469,400         30,481              0       245,000             0
 Secretary

 W. Blair Waltrip(4)         1999    507,500             0        199,855              0       300,000             0
 Former Executive Vice       1998    482,500             0        169,100              0       110,000             0
 President Operations        1997    450,000       823,200        141,431              0       623,500             0

 John W. Morrow, Jr.(4)      1999    375,000             0         89,836              0       300,000             0
 Former Executive Vice       1998    350,000       150,000         92,070              0             0             0
 President North American    1997    340,000       573,700         97,723              0       356,500             0
 Operations

 George R. Champagne(4)      1999    370,577             0         98,113              0       300,000             0
 Former Executive Vice       1998    377,500             0         33,800              0        95,000             0
 President and Chief         1997    338,500       585,100        152,890              0       356,500             0
 Financial Officer
----------------------------------------------------------------------------------------------------------------------

---------------------------  ---------------

---------------------------  ---------------

         NAME AND               ALL OTHER
    PRINCIPAL POSITION       COMPENSATION(3)
---------------------------  ---------------
 R. L. Waltrip                 $  249,267
 Chairman and                     253,069
 Chief Executive Officer          284,126

 Jerald L. Pullins                 51,117
 President and                     51,251
 Chief Operating Officer           53,608

 James M. Shelger                  21,559
 Senior Vice President,            21,630
 General Counsel and               21,670
 Secretary

 W. Blair Waltrip(4)               41,393
 Former Executive Vice             42,454
 President Operations              42,252

 John W. Morrow, Jr.(4)            59,106
 Former Executive Vice             61,985
 President North American          62,773
 Operations

 George R. Champagne(4)         1,660,336
 Former Executive Vice             18,458
 President and Chief               18,471
 Financial Officer
--------------------------------------------

(1) Salary includes director fees of $45,000 each for Messrs. R. L. Waltrip and
    W. Blair Waltrip for 1999.

(2) Figures include executive perquisites and benefits, including, for 1999, $56,797 for use of aircraft and $110,500 for Interest Reimbursement for Mr.
    R. L. Waltrip; $37,226 for transfer of an automobile to Mr. Pullins; $27,700 for transfer of an automobile to Mr. Shelger; $46,508 for use of aircraft and $39,000 for Interest Reimbursement for Mr. W. Blair Waltrip; $34,125 for Interest Reimbursement for Mr. Morrow; and $36,926 for transfer of an automobile to Mr. Champagne. "Interest Reimbursement" means a payment to the individual as reimbursement of interest paid by him on the loan from the Company described in the eighth paragraph under "Certain Transactions."

(3) Consists of the following for 1999: $246,828 for split dollar life insurance and $2,439 for term life insurance for Mr. R. L. Waltrip; $50,133 for split dollar life insurance and $984 for term life insurance for Mr. Pullins; $21,098 for split dollar life insurance and $461 for term life insurance for Mr. Shelger; $40,628 for split dollar life insurance and $765 for term life insurance for Mr. W. Blair Waltrip; $57,234 for split dollar life insurance and $1,872 for term life insurance for Mr. Morrow; and $18,135 for split dollar life insurance and $278 for term life insurance for Mr. Champagne. In addition, Mr. Champagne received $51,923 in salary and $1,590,000 in lieu of bonuses, which amounts were paid in 1999 to Mr. Champagne after his resignation on November 18, 1999.

(4) Messrs. W. Blair Waltrip, Morrow and Champagne have resigned as officers of the Company. See the last three paragraphs under the subcaption "Executive Employment Agreements" below.

STOCK OPTIONS

                             OPTION GRANTS IN 1999

                                           NUMBER OF    % OF TOTAL
                                           SCI SHARES    OPTIONS
                                           UNDERLYING   GRANTED TO   EXERCISE                 GRANT DATE
                                            OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION    PRESENT
            NAME              GRANT DATE   GRANTED(1)    IN 1999     SHARE(2)       DATE       VALUE(3)
            ----              ----------   ----------   ----------   ---------   ----------   ----------
R. L. Waltrip...............  03/10/1999    400,000        8.07%     $14.8125    03/10/2007   $3,235,160
                              05/12/1999    800,000       16.14%     $19.4688    05/12/2007   $8,404,880
Jerald L. Pullins...........  03/10/1999    100,000        2.02%     $14.8125    03/10/2007   $  808,790
                              05/12/1999    200,000        4.03%     $19.4688    05/12/2007   $2,101,220
James M. Shelger............  03/10/1999     50,000        1.01%     $14.8125    03/10/2007   $  404,395
                              05/12/1999     50,000        1.01%     $19.4688    05/12/2007   $  525,305
W. Blair Waltrip............  03/10/1999    100,000        2.02%     $14.8125    03/10/2007   $  808,790
                              05/12/1999    200,000        4.03%     $19.4688    05/12/2007   $2,101,220
John W. Morrow, Jr. ........  03/10/1999    100,000        2.02%     $14.8125    03/10/2007   $  808,790
                              05/12/1999    200,000        4.03%     $19.4688    05/12/2007   $2,101,220
George R. Champagne.........  03/10/1999    100,000        2.02%     $14.8125    03/10/2007   $  808,790
                              05/12/1999    200,000        4.03%     $19.4688    05/12/2007   $2,101,220

---------------

(1) The stock options vest one-third on each anniversary of the grant date. Each option will also fully vest upon a change of control of the Company (as defined in the Amended 1996 Incentive Plan).

(2) The exercise price for all grants is the market price at the date of grant.

(3) The present value of the options is based on a present value model known as the "Black-Scholes option pricing model". The choice of such valuation method does not reflect any belief by the Company that such a method, or any other valuation method, can accurately assign a value to an option at the grant date. The assumptions used for valuing the 1999 grants are: volatility rate of 39.3%; annual dividend yield of 0%; turnover rate of 3%; and risk free interest rate of 5.4% (3-10-99 grant) and 5.7 % (5-12-99 grant).

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1999 OPTION
                                     VALUES

                                                         NUMBER OF SHARES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED                   DECEMBER 31, 1999             DECEMBER 31, 1999
                                 ON       VALUE     ---------------------------   ---------------------------
            NAME              EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              --------   --------   -----------   -------------   -----------   -------------
R. L. Waltrip...............      0          0      2,551,836      2,666,667           0              0
Jerald L. Pullins...........      0          0        435,000        876,500           0              0
James M. Shelger............      0          0        168,333        381,667           0              0
W. Blair Waltrip............      0          0        667,518        996,834           0              0
John W. Morrow, Jr. ........      0          0        130,000        656,500           0              0
George R. Champagne.........      0          0        275,166        719,834           0              0

RETIREMENT PLANS

  Cash Balance Plan

     The SCI Cash Balance Plan is a defined benefit plan. Each participant in the plan has an account which will be credited, each year that a participant qualifies, with a Company contribution (based on annual compensation and years of benefit service) and interest. The chart below is the percentage applied to total compensation for determining the Company contribution for each participant.

                                                               PERCENTAGE OF
YEARS OF BENEFIT SERVICE                                       COMPENSATION
------------------------                                       -------------
Less than six years.........................................        5.5%
Six to ten years............................................        6.5%
Eleven or more years........................................        8.0%

     The maximum compensation used in computing benefits under the SCI Cash Balance Plan for 1999 was $160,000.

     For 1999, interest for each account was credited at the annual rate of 4.31%.

  Estimated Annual Benefits Payable at Age 65

                            NAME                              ANNUAL BENEFIT
                            ----                              --------------
R. L. Waltrip...............................................     $118,852(1)
Jerald L. Pullins...........................................       37,688
James M. Shelger............................................       63,927
W. Blair Waltrip............................................       96,433
John W. Morrow, Jr. ........................................       17,598
George R. Champagne.........................................       28,123(2)

---------------

(1) Currently being paid.

(2) This estimated annual benefit is based on no further service after November 18, 1999. The account balance as of November 18, 1999 is credited with interest only until age 65.

     Normal Retirement Age is defined in the SCI Cash Balance Plan as (1) the date upon which a member attains age 65 or (2) in the case of an employee who becomes a member of the SCI Cash Balance Plan after the age of 60, it will be the fifth anniversary of the date that such member became a participant.

     The predecessor plan, the SCI Pension Plan, was restated and renamed the SCI Cash Balance Plan effective October 1, 1993. The SCI Pension Plan, a defined benefit plan, assumed employment continued to a normal retirement date of age
65. The annuity provided by the SCI Pension Plan, payable for life with 120 monthly payments certain, would provide a monthly benefit computed as follows:
40% of final average monthly compensation for the highest five consecutive years multiplied by a fraction of which the numerator is the years of benefit service (not to exceed 30) and the denominator is 30.

     Employees at least age 60 years old with 10 years of benefit service on September 30, 1993 will receive the greater of the benefit they would have earned under the SCI Pension Plan or the benefit earned under the SCI Cash Balance Plan.

     The credited years of service under the SCI Cash Balance Plan as of December 31, 1999 for the following named individuals are as follows: R.L. Waltrip (43), Jerald L. Pullins (17), James M. Shelger (18), W. Blair Waltrip
(22), John W. Morrow, Jr. (10) and George R. Champagne (12).

  Supplemental Executive Retirement Plan for Senior Officers

     The Supplemental Executive Retirement Plan for Senior Officers ("SERP for Senior Officers") is a non-qualified plan which covers officers and subsidiary operating presidents, including the Named Executives.

Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan are set by the Compensation Committee from time to time. The Compensation Committee has set current guidelines such that the annual benefits will generally equal a percentage (75% for the Chairman and lesser percentages for the other officers) of a participant's 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant's benefits under Social Security and the SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant's years of service and the denominator is the number of years from the participant's hire date until he reaches age 60. These guidelines will not be applied if the participant would have been entitled to higher benefits under the Compensation Committee's previous guidelines.

     Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

     The table below sets forth benefits for the Named Executives.

                 ANNUAL BENEFITS UNDER SERP FOR SENIOR OFFICERS

                                                               ESTIMATED ANNUAL
                                                               BENEFIT AT AGE 60
                                                               -----------------
R. L. Waltrip...............................................      $1,093,281(1)
Jerald L. Pullins...........................................         279,618
James M. Shelger............................................         204,143
W. Blair Waltrip............................................         574,580(2)
John W. Morrow, Jr. ........................................         271,394(3)
George R. Champagne.........................................         126,341(4)

---------------

(1) This is Mr. R. L. Waltrip's actual benefit which, pursuant to his election, is being paid in the form of monthly installments beginning January 1, 1995.

(2) Current participants have the greater of the benefit they would have earned under the previous guidelines or the amount provided by the current guidelines. For Mr. W. Blair Waltrip, the annual benefit is the amount earned under the previous guidelines.

(3) This is Mr. Morrow's actual benefit which, pursuant to his election, is being paid in the form of monthly installments beginning February 1, 2000.

(4) This is Mr. Champagne's estimated benefit based on participation through December 31, 2001. Mr. Champagne will be eligible to receive this benefit upon attaining the age of 55.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has executive employment agreements with its executive officers, including Messrs. R. L. Waltrip, Pullins and Shelger. The agreements have an initial term of five years for Mr. R. L. Waltrip, three years for Mr. Pullins and two years for Mr. Shelger. Upon annual authorization by the Compensation Committee of the Board of Directors, the terms of the agreements are extended for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Compensation Committee's decision to authorize renewal, the employment period is extended so as to terminate the same number of years after the date of such notice as the original term of the agreement. For 2000, the agreements were not renewed and will terminate when their respective terms expire on December 31 of 2004 for Mr. R. L. Waltrip, 2002 for Mr. Pullins and 2001 for Mr. Shelger.

     The agreements provide for base salaries, which may be increased (but not decreased) by the Compensation Committee, and the right to participate in bonus and other compensation and benefit arrangements. As of March 23, 2000, the base salaries for Messrs. R. L. Waltrip, Pullins and Shelger were $950,000, $525,000 and $350,000, respectively.

     In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive any accrued and unpaid salary or other compensation, a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years and continuation of welfare plan benefits. If an executive is terminated without cause or he voluntarily terminates for certain specified reasons generally relating to a failure by the Company to honor the terms of the employment agreement ("Good Reason"), he will be entitled to continuation of compensation and certain other benefits for the remaining term of his employment agreement. In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to terminate his employment for Good Reason, or without any reason during the 30-day period beginning one year after the change of control (the "Window Period"), and receive a lump-sum payment equal to (a) any accrued and unpaid salary or other compensation plus (b) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years plus (c) a multiple (equal to the number of years in the initial term) of both the executive's base salary and his highest recent bonus.

     Upon termination of his employment, each executive will be subject, at the Company's option, to a non-competition obligation for a period equal to the number of years in the executive's initial term (except for Mr. R. L. Waltrip, who has a 10-year non-competition obligation). If the Company elects to have the non-competition provisions apply, during the non-competition period the Company will make payments to the executive (other than Mr. R. L. Waltrip) at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment other than for Good Reason or during the Window Period, in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments. Any payments relating to the non-competition provisions will be reduced to the extent the executive has received a lump-sum payment in lieu of salary and bonus after termination of employment.

     If any payments under the executive employment agreements or under the benefit plans of the Company (including the SERP for Senior Officers, the 1993 Long-Term Incentive Stock Option Plan, the 1995 Incentive Equity Plan and the Amended 1996 Incentive Plan) would subject the executive to any excise tax under the Internal Revenue Code, the executive will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), the executive will be in the same after-tax position as if no excise tax had been imposed.

     At the date of his resignation on November 18, 1999, Mr. Champagne had an employment agreement with the Company with a term expiring on December 31, 2001. In connection with the resignation, the Company modified Mr. Champagne's agreement and agreed to provide or pay Mr. Champagne (i) salary of $450,000 per year until December 31, 2001, (ii) the sum of $1,590,000 in lieu of bonuses,
(iii) the value in cash of the contributions to the Cash Balance Plan which Mr. Champagne would otherwise have received as an employee during the period from resignation until December 31, 2001, (iv) continuation of Mr. Champagne's mortgage loan described hereinafter under the caption "Certain Transactions,"
(v) continuation of his Company stock options in accordance with their terms, and (vi) continuation of Company welfare benefit plan benefits until December 31, 2001. The Company elected to cancel Mr. Champagne's post-employment non-competition obligations under the agreement and the Company's corresponding obligation to make non-competition payments. Mr. Champagne's benefits under the Cash Balance Plan and the SERP for Senior Officers are described under the subcaption "Retirement Plans" hereinabove. In addition, the Company entered into a consulting agreement with Mr. Champagne under which he is obligated to provide consulting services for two years at the rate of $20,000 per month for the first twelve months and $10,000 per month for the remaining twelve months.

     At the date of his resignation as an officer on January 18, 2000, Mr. W. Blair Waltrip had a three year employment agreement with the Company. In connection with the resignation, the Company modified Mr. W. Blair Waltrip's employment agreement and agreed to provide or pay Mr. Waltrip (i) salary of $475,000 per year until December 31, 2002, (ii) the sum of $2,102,471 in lieu of bonuses, (iii) the value in cash Mr. Waltrip would have accrued under the Cash Balance Plan and the SERP for Senior Officers had he remained an employee through December 31, 2002, (iv) interest reimbursement for Mr. Waltrip's loan described hereinafter in the eighth paragraph under the caption "Certain Transactions," (v) continuation of his Company stock options in accordance with their terms, and (vi) continuation of medical and life insurance benefits through December 31, 2002. The Company elected to enforce Mr. W. Blair Waltrip's post-employment non-competition obligations for the period from January 1, 2003 until December 31, 2005, during which the Company will make non-competition payments of $475,000 per year. Mr. W. Blair Waltrip's benefits under the Cash Balance Plan and the SERP for Senior Officers are described under the subcaption "Retirement Plans" hereinabove. Mr. W. Blair Waltrip remains a director of the Company.

     At the date of his resignation on January 21, 2000, Mr. Morrow had a three year employment agreement with the Company. In connection with the resignation, the Company modified Mr. Morrow's agreement and agreed to provide or pay Mr. Morrow (i) salary of $400,000 per year until December 31, 2001, (ii) the value in cash Mr. Morrow would have accrued under the Cash Balance Plan and the SERP for Senior Officers had he remained an employee through December 31, 2001, (iii) interest reimbursement for Mr. Morrow's loan described hereinafter in the eighth paragraph under the caption "Certain Transactions," (iv) continuation of his Company stock options in accordance with their terms, and (v) continuation of medical and life insurance benefits through December 31, 2001. The Company elected to cancel Mr. Morrow's post-employment non-competition obligations under the agreement and the Company's corresponding obligation to make non-competition payments. Mr. Morrow's benefits under the Cash Balance Plan and the SERP for Senior Officers are described under the subcaption "Retirement Plans" hereinabove.

OTHER COMPENSATION

     The Named Executives and certain other officers participate in the Split Dollar Life Insurance Plan, under which they are owners of life insurance policies providing death benefits to the Named Executives as follows: $2,000,000 for Mr. R. L. Waltrip; $1,000,000 each for Messrs. Pullins, W. Blair Waltrip and Morrow; and $750,000 each for Messrs. Shelger and Champagne. SCI advances the annual premium on each policy, with the executive paying income tax on the term cost of the death benefit. Each executive collaterally assigned an interest in the policy to SCI in an amount equal to its cumulative premiums paid. SCI will recover its cumulative premiums paid at the earlier of 15 years or death.

DIRECTOR COMPENSATION

     The current rates of directors' and committee fees are $5,250 quarterly plus $6,000 for each meeting of the Board attended (payable to all directors), and $1,500 for each committee meeting attended (payable to non-employee directors only).

     In addition, directors or directors emeritus who are not employees of the Company or its subsidiaries automatically receive yearly awards of restricted Common Stock through 2000 pursuant to the 1995 Stock Plan For Non-Employee Directors. Each award will be made on the second Thursday of May for an amount of 3,000 shares. Each award will have a restriction period which will lapse on the second Thursday in May of the year following the year the award is granted. If the director terminates service as a director for any reason other than disability or death prior to the lapse of the restriction period, the restricted shares shall be forfeited. The restrictions shall lapse upon the occurrence of death or total and permanent disability of the director or upon a change of control of the Company (as defined in the plan). While the restrictions are in effect, the shares cannot be sold, pledged or transferred. Except for the restrictions described above, a participant in the plan who has been awarded shares of restricted Common Stock has all the rights of a holder of Common Stock, including the right to receive dividends paid on such shares and the right to vote such shares. In 1999, each of the nine directors who were not employees and the director emeritus received an award of 3,000 shares under the plan. Mr. Lund did not receive an award in 1999 since he was not elected a director until February 2000.

     The Company maintains a Retirement Plan for Non-Employee Directors. Under this plan, each of the directors (excluding Messrs. Lund and W. Blair Waltrip) who is not an employee of the Company, including the director emeritus, was designated as a plan participant and will be entitled to receive annual retirement benefits of $42,500 for ten years, subject to a vesting schedule. The retirement benefits will vest in 25% increments at the end of five years, eight years, eleven years and fifteen years of credited service, except that the benefits will automatically vest 100% in the event of death while a director or in the event of a change in control of the Company (as defined in the plan).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1999, the members of the Compensation Committee of the Board of Directors of the Company were Messrs. James H. Greer, John W. Mecom, Jr. and E.
H. Thornton, Jr. No member of the Compensation Committee was, during 1999, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

                              CERTAIN TRANSACTIONS

     In August 1989, the Company acquired funeral homes in which John W. Morrow, Jr., former Executive Vice President North American Operations, had an ownership interest. In connection with the transaction, each of Mr. Morrow's adult children entered a ten-year Agreement-Not-to-Compete under which the Company is obligated to make monthly payments for the term of such agreements. The Company paid $24,000 in 1999 under the children's agreements.

     In January 1999, the Company acquired Equity Corporation International ("ECI") which leased funeral home property from Mr. Morrow. The lease was extended in 1999, has a term ending August 2004 and may be extended by the Company for three additional terms of five years each. The lease provides for annual rentals equal to the higher of $90,000 or 8% of the funeral home's net sales. For 1999, the Company and ECI paid rentals of $90,000 to Mr. Morrow.

     For 1999, the Company paid $211,527 cash compensation, including expatriate allowances and other benefits, and granted stock options for 7,000 shares of Common Stock to Robert E. Morrow, brother of John W. Morrow, Jr., in his capacity as an employee of the Company.

     For 1999, the Company paid $80,651 cash compensation and granted stock options for 1,000 shares of Common Stock to Kevin Mack in his capacity as an employee of the Company. Mr. Mack is the brother of Stephen M. Mack, Vice President Domestic Operations of the Company.

     For 1999, the Company paid $163,762 cash compensation and granted stock options for 3,000 shares of Common Stock, to Scott Sells in his capacity as an employee of the Company. Mr. Sells is the son of Richard T. Sells, former Senior Vice President Preneed Sales of the Company.

     In 1999, the Company paid $45,000 cash remuneration and awarded 3,000 restricted shares of Common Stock of the Company to Wanda A. McGee, mother of R.
L. Waltrip, in her capacity as director emeritus of the Company. Pursuant to a resolution adopted by the Board in 1983, Ms. McGee is entitled as director emeritus to receive such fees and other emoluments as may be paid or awarded to directors of the Company.

     In 1999, the Company leased vehicles to companies owned by Mr. R. L. Waltrip and received rentals aggregating $29,112. The leases were fully paid off and terminated in 1999. All of the leases were entered at market rates and contained terms which, in the opinion of management, were as favorable to the Company as could have been negotiated with any third party.

     In connection with grants of restricted stock under the Amended 1987 Stock Plan, on August 19, 1993 the Company made loans of $1,700,000 to Mr. R. L. Waltrip, $1,000,000 to Mr. L. William Heiligbrodt, former President and Chief Operating Officer of the Company, $600,000 to Mr. W. Blair Waltrip and $525,000 to Mr. Morrow. The loans were made to enable such officers to pay the estimated federal income taxes resulting from their receipt of the restricted stock grants. Each of the loans remained outstanding in 1999, is due August 10, 2003 and bears interest at 6 1/2% per annum, which interest is reimbursed by the Company (together with a tax gross-up payment equal to approximately 70% of the interest).

     Provident Services, Inc. and its subsidiaries ("Provident") provide various types of financing in the funeral and cemetery industry, including loans to certain employees and directors of the Company. Provident Services, Inc. is a subsidiary of the Company. During 1999, Provident had outstanding loans of $60,000 or more to officers and directors as set forth below. All such loans are secured and contain terms which, in the opinion of management, are as favorable to Provident as could have been negotiated with any third party.

     T. Craig Benson, Vice President Corporate Alliances and Marketing of the Company, paid off in 1999 a loan to exercise stock options at the prime rate, of which the largest balance in 1999 was $73,751.

     Gregory L. Cauthen, former Senior Vice President Financial Services of the Company, has a mortgage loan at 7.10% interest, of which the largest balance in 1999 was $149,461 and the year end balance was $135,585.

     George R. Champagne, former Executive Vice President and Chief Financial Officer of the Company, has a mortgage loan at 6.90% interest, of which the largest balance in 1999 was $455,582 and the year end balance was $442,620.

     Anthony L. Coelho, a member of the Board of Directors of the Company, has a mortgage loan at 7.20% interest, of which the largest balance in 1999 was $356,133 and the year end balance was $293,657.

     J. Daniel Garrison, Vice President International Operations of the Company, has a mortgage loan at 7.05% interest, of which the largest balance in 1999 was $220,727 and the year end balance was $215,089.

     L. William Heiligbrodt, former President and Chief Operating Officer of the Company, has a mortgage loan at 7.70% interest, of which the largest balance in 1999 was $351,935 and the year end balance was $346,576. Mr. Heiligbrodt has a mortgage loan at 7.60% interest, of which the largest balance in 1999 was $93,125 and the year end balance was $91,676. Mr. Heiligbrodt has a mortgage loan at 7.45% interest, of which the largest balance in 1999 was $124,755 and the year end balance was $122,830.

     Lowell A. Kirkpatrick, Jr., Vice President Operational Management Systems of the Company, has a mortgage loan at 6.50% interest, of which the largest balance in 1999 was $696,324 and the year end balance was $688,228.

     Stephen M. Mack, Vice President Domestic Operations, has a loan for personal use at the prime rate, of which the largest balance in 1999 and the year end was $325,000.

     Todd A. Matherne, former Vice President Treasurer of the Company, paid off in 1999 a mortgage loan at 7.05% interest, of which the largest balance in 1999 was $130,828.

     Glenn G. McMillen, former Senior Vice President and Assistant to the Chairman of the Company, has a mortgage loan at 6.45% interest, of which the largest balance in 1999 was $209,106 and the year end balance was $196,940.

     Jerald L. Pullins, President and Chief Operating Officer of the Company, has a mortgage loan at 7.00% interest, of which the largest balance in 1999 was $494,750 and the year end balance was $489,511. Mr. Pullins paid off in 1999 a mortgage loan at 6.90% interest, of which the largest balance in 1999 was $1,831,463. In addition, Mr. Pullins paid off in 1999 a stock loan at the prime rate, of which the largest balance in 1999 was $1,815,000.

     Michael R. Webb, Vice President Corporate Development of the Company, has a mortgage loan at 7.10% interest, of which the largest balance in 1999 was $293,548 and the year end balance was $290,014. In addition, he paid off in 1999 a loan for personal use at the prime rate, of which the largest balance in 1999 was $30,000.

     The Company has entered into transactions with J.P. Morgan & Co. Incorporated or its subsidiaries (collectively, "Morgan"), which in 1999 held more than 5% of the outstanding shares of Common Stock of the Company. During 1999, the Company and Morgan were engaged in 17 derivatives transactions, including interest rate swaps and cross-currency interest rate swaps. The swaps have been entered at various times from 1993 to 1998 and mature at various times from 1999 to 2010. For 1999, the Company paid or accrued an aggregate interest expense of $151,068,045 to Morgan under the swaps and the Company received or accrued from Morgan an aggregate interest income of $158,743,504. At December 31, 1999, the aggregate notional amount under the swaps was $1,429,877,254, and SCI's aggregate net fair value position of the swaps was a positive $20,782,671. During 1999, four swaps matured in accordance with their terms.

     During the first quarter of 2000, the Company and Morgan engaged in 14 transactions regarding swaps which resulted in a net payment to SCI of the swaps' aggregate net fair value position of $15,228,265. As of January 31, 2000, the Company has terminated all swaps with Morgan.

     Morgan currently has an option related to the issuance of certain SCI debt securities that has a value to Morgan of $8,500,000 as of January 31, 2000. The Company has provided to Morgan collateral in the amount of this option.

     During 1998, Morgan provided advisory services to the Company in connection with the Company's acquisition of ECI. After completion of the acquisition of ECI in 1999, the Company paid Morgan fees of $4,076,000 for advisory services regarding such acquisition. The Company also paid $250,000 for other advisory services in 1999.

     In 1999, the Company paid fees aggregating $929,205 for investment management services provided by Morgan. In 1999, the Company paid Morgan fees of $143,575 for services provided in its capacity as dealer of commercial paper. In 1999, the Company paid Morgan fees of $88,000 for executing its share repurchase program.

     Various institutions, including Morgan, are lenders under the Company's $600,000,000 revolving credit agreement executed in November 1999 which superceded the prior $800,000,000 revolving credit agreement executed in November 1998. As a lender, Morgan accrued $91,617 in fees in 1999 under the agreements.

     Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHMS") is a holder of more than 5% of the outstanding shares of Common Stock of the Company. During 1999, BHMS was also an investment manager of portfolios of independent trusts which hold funds collected by the Company in connection with preneed funeral sales and preneed cemetery sales. Such trusts are prohibited from investing in SCI stock or other SCI securities. During 1999, BHMS managed as much as approximately $50,800,000 for such trusts and was managing approximately $40,400,000 at the end of 1999. For such services, such trusts paid fees of $200,296 to BHMS for 1999. It is expected that BHMS will continue managing such trusts during 2000, and the Company recently transferred management of approximately $45,000,000 more funds to BHMS.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The table below sets forth information with respect to any person who is known to the Company as of March 23, 2000 to be the beneficial owner of more than five percent of the Company's Common Stock.

                                                                 AMOUNT
                      NAME AND ADDRESS                        BENEFICIALLY     PERCENT
                    OF BENEFICIAL OWNER                          OWNED        OF CLASS
                    -------------------                       ------------    ---------
Barrow, Hanley, Mewhinney & Strauss, Inc. ..................   23,288,700(1)     8.6%
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, Texas 75204-2429
Capital Group International, Inc. ..........................   18,970,640(2)     7.0%
  11100 Santa Monica Blvd.
  Los Angeles, California 90025
Capital Research and Management Company.....................   15,730,800(3)     5.8%
  333 South Hope Street
  Los Angeles, California 90071
Putnam Investments, Inc., Marsh & McLennan Companies, Inc.,
Putnam Investment Management, Inc. and The Putnam Advisory
Company, Inc. ..............................................   15,313,241(4)     5.6%
  One Post Office Square
  Boston, Massachusetts 02109
Vanguard Windsor Funds -- Vanguard Windsor II Fund..........   23,045,900(5)     8.5%
  P. O. Box 3600
  Valley Forge, Pennsylvania 19482

---------------

(1) Based on a filing made by Barrow, Hanley, Mewhinney & Strauss, Inc. on February 9, 2000, which reported sole voting power for 200,000 shares, shared voting power for 23,088,700 shares, sole investment power for 23,288,700 shares and shared investment power for no shares.

(2) Based on a filing made by Capital Group International, Inc. on February 14, 2000, which reported sole voting power for 16,208,140 shares, shared voting power for no shares, sole investment power for 18,970,640 shares and shared investment power for no shares.

(3) Based on a filing made by Capital Research and Management Company on February 11, 2000, which reported sole voting power for no shares, shared voting power for no shares, sole investment power for 15,730,800 shares and shared investment power for no shares.

(4) Based on filings made by the named companies on February 18, 2000, which reported sole voting power for no shares, shared voting power for 992,270 shares, sole investment power for no shares and shared investment power for 15,313,241 shares.

(5) Based on a filing made by Vanguard Windsor Funds-Vanguard Windsor II Fund on February 8, 2000, which reported sole voting power for 23,045,900 shares, shared voting power for no shares, sole investment power for no shares and shared investment power for 23,045,900 shares.

     The table below sets forth, as of March 23, 2000, the amount of the Company's Common Stock beneficially owned by each Named Executive (except for Mr. Champagne who resigned in November 1999 and Mr. Morrow who resigned in January 2000), each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

                                                                 AMOUNT
                                                              BENEFICIALLY      PERCENT
                NAME OF INDIVIDUAL OR GROUP                     OWNED(1)        OF CLASS
                ---------------------------                   ------------      --------
R. L. Waltrip...............................................   3,770,575(2)       1.4%
Jerald L. Pullins...........................................     788,644(3)         *
James M. Shelger............................................     296,355(4)         *
Anthony L. Coelho...........................................      43,198            *
Jack Finkelstein............................................     396,790(5)         *
A. J. Foyt, Jr. ............................................      54,085(6)         *
James H. Greer..............................................      52,471            *
B. D. Hunter................................................      92,892(7)         *
Victor L. Lund..............................................          --            *
John W. Mecom, Jr. .........................................      40,000            *
Clifton H. Morris, Jr. .....................................      33,684(8)         *
E. H. Thornton, Jr. ........................................     116,728            *
W. Blair Waltrip............................................   2,571,398(9)         *
Edward E. Williams..........................................     100,316            *
Executive Officers and Directors as a Group (27 persons)....   8,910,604(10)      3.2%

---------------

 *   Less than one percent

(1) For each of Messrs. Coelho, Finkelstein, Foyt, Greer, Hunter, Mecom, Morris, Thornton and Williams, the amounts include 3,000 shares held under the 1995 Stock Plan for Non-Employee Directors, and each such director has sole voting and shared investment power with respect to such shares.

(2) Includes 468,384 shares held in trusts (under one of which trusts Mr. R. L. Waltrip's wife is a beneficiary) under which Mr. R. L. Waltrip's three children, as trustees, share voting and investment powers. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote
     (9). The information herein regarding ownership of equity securities by the trusts is for informational purposes only and is not to be construed as a statement that Mr. R. L. Waltrip is a beneficial owner of any such securities, as any beneficial ownership thereof is expressly disclaimed by Mr. R. L. Waltrip. Also includes 2,951,835 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(3) Includes 15,160 shares held by a trust of which Mr. Pullins' wife is trustee for the benefit of Mr. Pullins' children. Mr. Pullins disclaims beneficial ownership of such shares. Also includes 534,999 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(4) Includes 201,665 shares which may be acquired by Mr. Shelger upon exercise of stock options exercisable within 60 days.

(5) Includes 373,108 shares held in trusts for the benefit of other family members and/or himself, and 8,500 shares held by a charitable foundation of which Mr. Finkelstein is President. As trustee, Mr. Finkelstein has sole voting and investment power with respect to 276,574 shares and shared voting and investment power with respect to 105,034 shares. Mr. Finkelstein disclaims beneficial ownership as to 99,034 shares held in such trusts and by the foundation.

(6) Includes 17,885 shares held by Mr. Foyt as custodian for family members. Mr. Foyt has sole voting and investment power for such shares and disclaims beneficial ownership of such shares. Also includes 200 shares owned by Mr. Foyt's wife.

(7) Includes 34,484 shares held directly by Mr. Hunter, 38,408 shares indirectly controlled by Mr. Hunter (of which Mr. Hunter disclaims beneficial ownership) and 20,000 shares held by Mr. Hunter's Individual Retirement Account.

(8) Includes 4,034 shares owned by Mr. Morris' wife. Mr. Morris disclaims beneficial ownership of such shares.

(9) Includes 129,204 shares held in a trust for the benefit of Mr. W. Blair Waltrip, 1,072,224 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 88,483 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (2). Also includes 767,517 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(10) Includes 13,000 restricted shares held by three persons under Company stock plans, as well as 5,259,372 shares which may be acquired upon exercise of stock options exercisable within 60 days.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected PricewaterhouseCoopers LLP ("PwC") to serve as the independent accountants for the Company for the fiscal year ending December 31, 2000. PwC and its predecessors have audited the Company's accounts since 1993. A representative of PwC is expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions at such meeting.

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that A. J. Foyt, Jr., a director, filed late one Form 5 in 2000 reporting two transactions, E. H. Thornton, Jr., a director, filed late one Form 4 in 2000 reporting one transaction and W. Blair Waltrip, a director, filed late one Form 5 in 1999 reporting two transactions.

PROXY SOLICITATION

     In addition to solicitation by mail, further solicitation of proxies may be made by mail, facsimile, telephone, telegraph or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefor, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners. In addition, the Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies from shareholders generally in connection with the Annual Meeting of Shareholders. Such solicitations may be by mail, facsimile, telephone, telegraph or personal interview. The fee of such firm is not expected to exceed $12,000 plus reimbursement for reasonable expenses.

OTHER BUSINESS

     The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal to be presented by a shareholder at the Company's 2001 Annual Meeting of Shareholders scheduled to be held on May 10, 2001 must be received by the Company by December 8, 2000, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.

     Pursuant to the Company's Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company's 2001 Annual Meeting of Shareholders scheduled to be held on May 10, 2001 in a form other than a shareholder proposal in accordance with the preceding paragraph must give written notice in accordance with the Bylaws that is received by the Company, addressed to the Secretary, no earlier than January 11, 2001 and no later than January 31, 2001. Any notice pursuant to this or the preceding paragraph should be addressed to the Secretary of the Company, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.

     It is important that proxies be returned to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.

                                            Service Corporation International
                                            1929 Allen Parkway
                                            P.O. Box 130548
                                            Houston, Texas 77219-0548

                                            April 7, 2000

                       SERVICE CORPORATION INTERNATIONAL

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 11, 2000

     The undersigned hereby appoints Robert L. Waltrip, Jeffrey E. Curtiss and James M. Shelger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company") to be held in the Chase Auditorium, First Floor, Chase Center, 601 Travis, Houston, Texas, on Thursday, May 11, 2000, at 10:00 a.m., Houston time, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

       PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.



                                          SERVICE CORPORATION INTERNATIONAL
(Continued and to be dated and signed     P.O. BOX 11416
       on the reverse side.)              NEW YORK, N.Y. 10203-0416

                             DETACH PROXY CARD HERE
                             *                    *
--------------------------------------------------------------------------------

               ----
               ----

1. ELECTION OF DIRECTORS.  FOR all nominees  [ ]  WITHHOLD AUTHORITY to vote [ ]
                           listed below           for all nominees listed
                                                  below.

*EXCEPTIONS  [ ]

Nominees: Anthony L. Coelho, A.J. Foyt, Jr., E.H. Thornton, Jr., R.L. Waltrip and Edward E. Williams
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions:
            --------------------------------------------------------------------



                                             Change of Address and  [ ]
                                             or Comments Mark Here


                                         The undersigned acknowledges receipt of
                                         the Notice of Annual Meeting of
                                         Shareholders and of the Proxy
                                         Statement.

                                         Dated:                           , 2000
                                               ---------------------------


                                         ---------------------------------(SEAL)
                                                     Signature

                                         ---------------------------------(SEAL)
                                             Signature if held jointly

                                         Please sign exactly as the name appears
                                         hereon. Joint owners should each sign
                                         personally. Where applicable, indicate
                                         your official position or
                                         representation capacity.

                                         Votes MUST be indicated    [X]
PLEASE MARK,SIGN, DATE AND RETURN THIS   (x) in Black or Blue ink.
PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

--------------------------------------------------------------------------------
                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
               *  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE  *
--------------------------------------------------------------------------------